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                                                                 Exhibit (a)(18)


                                   [PBG LOGO]

CONTACT:        Kelly McAndrew                 Mary Winn Settino
                Public Relations               Investor Relations
                (914) 767-7690 office          (914) 767-7216



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

 THE PEPSI BOTTLING GROUP ANNOUNCES EXCHANGE RATE IN CASH TENDER OFFERS TO
                       ACQUIRE PEPSI-GEMEX, S.A. DE C.V.


     SOMERS, N.Y., NOVEMBER 1, 2002 - The Pepsi Bottling Group, Inc. (NYSE: PBG) announced today that an exchange rate of Ps.10.667 to $1.00 will apply for payment of the purchase price offered in its tender offers in the United States and in Mexico to purchase all of the outstanding capital stock of Pepsi-Gemex, S.A de C.V. (NYSE: GEM; BMV: PEPSIGX). This exchange rate is the average of the U.S. dollar to Mexican peso exchange rates reported on each of the five consecutive U.S. business days ending on November 1, 2002 by Reuters and Bloomberg on their respective FXBENCH pages as the New York closing rate. The tender offers are scheduled to expire at 5:00 p.m. (EST) on November 5, 2002. The U.S. tender offer is for all global depositary shares (GDS) at Ps 106.38 per GDS, and for all series B shares and all ordinary participation certificates
(CPO) held by holders who are not resident in Mexico at Ps 5.91 per share and Ps
17.73 per CPO. The purchase price in the U.S. tender offer will be paid in cash, in U.S. dollars, at $10.4634 per GDS, $0.5813 per share and $1.7439 per CPO. The aggregate purchase price payable to each security holder will be rounded up to the nearest whole cent. The five-day average exchange rate and, accordingly, the U.S. dollar price, will be recalculated if PBG extends the tender offers.

     The Mexican offer is for all series B shares and CPOs at the same prices offered in the U.S. tender offer. The purchase price in the Mexican offer will be paid at the election of the holder in Mexican pesos or U.S. dollars calculated as described above.

     In addition, Acciones y Valores de Mexico, S.A. de C.V., or Accival, acting as Mexican Receiving Agent for the tender offers, informed PBG that it will not withhold any Mexican income taxes from security holders of Pepsi-Gemex who tender their series B shares or CPOs. Accival indicated that it has obtained from the Comision Nacional Bancaria y de Valores (CNBV) a ruling issued by the Secretaria de Hacienda y Credito Publico allowing Accival not to withhold Mexican income taxes in connection with the tender offers.

     The complete details of the offers are set forth in the U.S. Offer to Purchase and related documents, and the Mexican Folleto Informativo and related documents as filed with the U.S. Securities and Exchange Commission (SEC) and the CNBV of Mexico, respectively. We encourage investors and security holders of Pepsi-Gemex to read carefully the U.S. Offer to Purchase and related documents because they contain important information about the transaction.

                                    - more -



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 THE PEPSI BOTTLING GROUP ANNOUNCES EXCHANGE RATE IN CASH TENDER OFFERS TO
                       ACQUIRE PEPSI-GEMEX, S.A. DE C.V.

     Investors and security holders who hold GDSs, or are not Mexican residents and hold shares or CPOs, may obtain a free copy of the U.S. Offer to Purchase and other documents filed by PBG at the SEC's website at www.sec.gov. The U.S. Offer to Purchase and these other documents, as well as the related solicitation/recommendation statement filed by Pepsi-Gemex, may also be obtained for free from Morrow & Co., Inc., the Information Agent for the U.S. offer, by calling 1-800-607-0088.

     Pepsi-Gemex, headquartered in Mexico City, is the largest bottler of Pepsi-Cola beverages outside the United States and owns Mexico's largest purified water company, Electropura. The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Russia, Spain and Turkey.

     This press release is for informational purposes only and shall not constitute an offer to purchase or the solicitation of an offer to sell securities of Pepsi-Gemex pursuant to the tender offers or otherwise. The solicitation of offers to sell securities of Pepsi-Gemex can only be made pursuant to the U.S. Offer to Purchase and related documents.


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STATEMENTS MADE IN THIS PRESS RELEASE THAT RELATE TO FUTURE EVENTS, PERFORMANCE
OR FINANCIAL RESULTS OF THE COMPANY ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS, PERFORMANCE OR RESULTS TO MATERIALLY DIFFER. PBG UNDERTAKES NO OBLIGATION TO UPDATE ANY OF THESE STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS TO THE DATE HEREOF. ACCORDINGLY, ANY FORWARD-LOOKING STATEMENT SHOULD BE READ IN CONJUNCTION WITH THE ADDITIONAL INFORMATION ABOUT RISKS AND UNCERTAINTIES SET FORTH IN PBG'S SECURITIES AND EXCHANGE COMMISSION REPORTS, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 30, 2001.

                                      # # #

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